Exhibit 2.1
                                    36 pages

                                 March 25, 1997

                           OFFER TO PURCHASE FOR CASH

                           all of the Common Shares of
                            MERFIN INTERNATIONAL INC.
                                  at a price of
                         Cdn. $6.00 per Common Share by
                            BUCKEYE ACQUISITION INC.

     This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

March 25, 1997

                           OFFER TO PURCHASE FOR CASH

                           all of the Common Shares of
                            MERFIN INTERNATIONAL INC.
                                  at a price of
                         Cdn. $6.00 per Common Share by
                            BUCKEYE ACQUISITION INC.

     The Offer by Buckeye Acquisition Inc. (the "Offeror") to purchase all of the issued and outstanding common shares, together with associated Poison Pill Rights, (the "Common Shares") of Merfin International Inc. ("Merfin") will be open for acceptance until 12:00 p.m. (midnight, Vancouver time) on April 15, 1997 (the "Expiry Time"), unless withdrawn or extended.

     The Offer is  conditional  upon certain  conditions  which are described in
Section 3 of the Offer, "Conditions of the Offer", including without limitation, the valid deposit of not less than 75% of the Common Shares, calculated on a fully-diluted basis, which shares shall not have been withdrawn at the Expiry Time and the redemption of all Poison Pill Rights or waiver of the application of the Poison Pill to this Offer.

     Holders of Common Shares who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal or a manually executed facsimile thereof and deposit it, together with certificates representing their Common Shares, at one of the offices of Montreal Trust Company (the "Depositary") shown on the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, a holder of Common Shares who desires to deposit Common Shares and whose certificates for such Common Shares are not immediately available may deposit certificates representing such Common Shares by following the procedures for guaranteed delivery set forth in Section 2 of the Offer, "Manner and Time of Acceptance".

     Questions and requests for assistance may be directed to TD Securities Inc. (the "Dealer Manager"), or the Depositary and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, on request from those persons at their respective offices shown on the Letter of Transmittal.

     Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

     Members of the  Soliciting  Dealer Group will be paid the fees described in
Section 19 of the Circular, "Soliciting Dealer Arrangements".

                      THE DEALER MANAGER FOR THE OFFER IS:
                               TD SECURITIES INC.

                                      2.1-1

                                TABLE OF CONTENTS


                                                                    Page
SUMMARY.............................................................   3
DEFINITIONS.........................................................   6
OFFER...............................................................   8
 1.  The Offer......................................................   8
 2.  Manner and Time of Acceptance..................................   8
 3.  Conditions of the Offer........................................  10
 4.  Extension and Variation of the Offer...........................  13
 5.  Take-up and Payment for Deposited Common Shares................  14
 6.  Withdrawal of Deposited Common Shares..........................  14
 7.  Return of Deposited Common Shares..............................  15
 8.  Changes in Capitalization, Distributions and Liens.............  15
 9.  Mail Service Interruption......................................  16
10.  Notice.........................................................  16
11.  Acquisition of Common Shares Not Deposited.....................  17
12.  Market Purchases...............................................  17
13.  Other Terms of the Offer.......................................  17
CIRCULAR............................................................  19
 1.  The Offeror and Buckeye........................................  19
 2.  Merfin.........................................................  19
 3.  Background to the Offer, Purpose of the Offer and
     the Offeror's Plans for Merfin.................................  20
 4.  Poison Pill....................................................  21
 5.  Source of Funds................................................  22
 6.  Previous Distributions.........................................  22
 7.  Dividend Record of Merfin......................................  23
 8.  Effect of the Offer on Market and Listings.....................  23
 9.  Price Range and Trading Volume of Common Shares................  24
10.  Acquisition of Common Shares Not Deposited.....................  24
11.  Regulatory Matters.............................................  27
12.  Holdings of Securities of Merfin...............................  27
13.  Trading in Securities of Merfin................................  28
14.  Commitments to Acquire Securities of Merfin....................  28
15.  Arrangements, Agreements or Understandings.....................  28
16.  Acceptance of the Offer........................................  28
17.  Material Changes and Other Information.........................  28
18.  Depositary.....................................................  28
19.  Soliciting Dealer Arrangements.................................  28
20.  Canadian Federal Income Tax Considerations.....................  29
21.  Statutory Rights...............................................  33
CONSENT.............................................................  34
APPROVAL AND CERTIFICATE............................................  35


                                      2.1-2

                                     SUMMARY

     The following is a summary only and is qualified in its entirety by the detailed provisions contained in the Offer and the Circular. The information concerning Merfin contained in the Offer and Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources at the time of the Offer, unless otherwise indicated. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars. Shareholders are urged to read the Offer and the Circular in their entirety.

The Offer

     The Offeror is offering, during the Offer Period and on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Common Shares, together with associated Poison Pill Rights, at a price of $6.00 in cash per Common Share.

Time for Acceptance

     The Offer is open for acceptance until 12:00 p.m. (midnight, Vancouver time) on April 15, 1997, subject to certain rights of extension and withdrawal.

Conditions of the Offer

     The Offeror reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in Section 3 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror, including, without limitation: (i) the valid deposit of not less than 75% of the Common Shares, calculated on a fully-diluted basis, which shares shall not have been withdrawn at the Expiry Time; and (ii) the board of directors of Merfin shall have redeemed all outstanding Poison Pill Rights or waived the application of the Poison Pill to the purchase of Common Shares by the Offeror under the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction or the Offeror is otherwise satisfied that the Poison Pill does not affect the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction proposed by the Offeror. See Section 3 of the Offer, "Conditions of the Offer".

The Offeror and Buckeye

     The Offeror is a wholly-owned subsidiary of Buckeye Cellulose Corporation. Buckeye is a leading manufacturer and world-wide marketer of high-quality, value-added specialty cellulose. Buckeye focuses on a wide array of technically demanding niche markets in which its proprietary products and commitment to customer technical service give it a competitive advantage. Buckeye is the world's only manufacturer of both wood-based and cotton linter-based specialty cellulose and, as such, produces the broadest range of specialty cellulose in the industry.

Merfin

     Merfin is one of the leading manufacturers of air-laid fabrics, which are used as ultra thin absorbent cores in feminine hygiene and adult incontinence products. Other important applications of air-laid fabrics include hot towels, baby wipes, table top products and a variety of industrial wipes. Together with its wholly-owned subsidiaries, Merfin manufactures, converts and distributes paper products for commercial, industrial and institutional markets in North and South America, Europe and the Pacific Rim countries of Japan, Korea, Taiwan, Hong Kong and Singapore.

Purpose of the Offer

     The purpose of the Offer is to enable the Offeror to acquire, directly or indirectly, all of the issued and outstanding Common Shares. See Section 3 of the Circular, "Background to the Offer, Purpose of the Offer and the Offeror's Plans for Merfin".

                                      2.1-3

Manner of Acceptance

     A Shareholder wishing to accept the Offer must deposit the certificate(s) representing its Common Shares, together with a properly completed Letter of Transmittal or a manually signed facsimile thereof and all other documents required by the Letter of Transmittal, at any one of the offices of the Depositary specified in the Letter of Transmittal not later than the Expiry Time. Instructions are contained in the Letter of Transmittal which accompanies the Offer. Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the deposit of their Common Shares.

     In lieu of depositing certificates as aforesaid, Common Shares may be deposited in accordance with the procedures for guaranteed delivery, as set forth in Section 2 of the Offer, "Manner and Time of Acceptance".

Payment

     Subject to the terms and conditions of the Offer, the Offeror will take up and pay the Common Shares no later than 10 days after the Expiry Date. See
Section 5 of the Offer, "Take-up and Payment for Deposited Common Shares".

Withdrawal of Deposited Common Shares

     All deposits of Common Shares pursuant to the Offer are irrevocable, except as provided in Section 6 of the Offer, "Withdrawal of Deposited Common Shares".

Acquisition of Common Shares Not Deposited

     If the Offer has been accepted by the holders of not less than 90% of the Common Shares, the Offeror currently intends to acquire the remaining Common Shares pursuant to the compulsory acquisition provisions of section 279 of the Company Act on the same terms on which the Offeror acquired Common Shares pursuant to the Offer. If such statutory right of compulsory acquisition is not available, the Offeror currently intends to use other means of acquiring all of the Common Shares not deposited under the Offer for a price per Common Share equal to the price under the Offer by way of an arrangement, amalgamation or other transaction with similar effect. See Section 10 of the Circular, "Acquisition of Common Shares Not Deposited".

Regulatory Matters

     The acquisition of the Common Shares by the Offeror is subject to the notice and waiting period requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 11 of the Circular, "Regulatory Matters".

Canadian Federal Income Tax Considerations

     The sale of Common Shares under the Offer will be a taxable disposition for Canadian federal income tax purposes. In general, Canadian residents will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received for the Common Shares, net of disposition costs, exceed (or are less than) the adjusted cost base thereof. See Section 20 of the Circular, "Canadian Federal Income Tax Considerations".

Depositary

     Montreal Trust Company is acting as Depositary under the Offer. The Depositary will receive deposits of certificates representing the Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the offices specified therein. The Depositary is also responsible for giving notices, if required, and for making payment on behalf of the Offeror for all Common Shares purchased by the Offeror under the Offer. See Section 18 of the Circular, "Depositary".
                                      2.1-4

Dealer Manager

     TD Securities Inc. has been retained as the Dealer Manager for the Offer. It will form a Soliciting Dealer Group comprising members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer.

     No brokerage fees or commissions will be payable by any holder of Common Shares who deposits Common Shares directly with the Depositary or who uses the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. Shareholders should contact the Depositary, the Dealer Manager or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary. See Section 19 of the Circular, "Soliciting Dealer Arrangements".




                     NOTICE TO U.S. HOLDERS OF COMMON SHARES

     This Offer is made for the securities of a Canadian issuer and is subject to Canadian disclosure requirements. Shareholders should be aware that such requirements are different from those of the United States.

     The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors are residents of Canada, that the experts and the Dealer Manager for the Offer are residents of Canada, and that all or a substantial portion of the assets of the Offeror and said persons are located outside the United States.

     Shareholders should be aware that the Offeror or its affiliates or associates, directly or indirectly, may bid for or make purchases of Merfin securities subject to the Offer during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.

     All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

                                      2.1-5

                                   DEFINITIONS

     In the Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below.

"affiliate" has the meaning ascribed thereto in the Securities Act (British Columbia).

"associate" has the meaning ascribed thereto in the Securities Act (British Columbia).

"Buckeye" means Buckeye Cellulose Corporation, a corporation existing under the laws of Delaware.

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in Vancouver, British Columbia are authorized or obligated by law to close.

"Circular" means the take-over bid circular accompanying the Offer and forming part hereof.

"Common Shares" means collectively all of the issued and outstanding common shares in the capital of Merfin, as currently constituted, and all common shares issued prior to the Expiry Time on the exercise of currently outstanding options and rights (other than the Poison Pill Rights) to purchase Common Shares and on conversion of Convertible Debentures and includes, as part of each Common Share, the Poison Pill Right attached thereto pursuant to the Poison Pill;

"Company Act" means the Company Act (British Columbia), as amended.

"Compulsory Acquisition" has the meaning ascribed thereto in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited--Compulsory Acquisition".

"Convertible Debentures" means any convertible debentures of Merfin including the redeemable convertible debentures referred to in Section 6 of the Circular, "Previous Distributions".

"Dealer Manager" means TD Securities Inc.

"Depositary" means Montreal Trust Company at the offices specified in the Letter of Transmittal.

"Eligible Institution" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office, branch or agency in the United States or a member firm of the TSE, the Montreal Exchange, the Vancouver Stock Exchange or a national securities exchange in the United States or the National Association of Securities Dealers, Inc. or similar European institution acceptable to the Offeror.

"Expiry Date" means April 15, 1997 or such later date or dates as may be fixed by the Offeror from time to time pursuant to Section 4 of the Offer, "Extension and Variation of the Offer".

"Expiry Time" means 12:00 p.m. (midnight, Vancouver time) on the Expiry Date.

"fully-diluted basis" means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding options and other rights (excluding the Poison Pill Rights) to purchase or receive Common Shares are exercised.

"Letter of Transmittal" means, in respect of Common Shares, a letter of transmittal in the form accompanying the Offer and Circular, or a facsimile thereof.

"MSE" means the Munich Stock Exchange.

"Material Adverse Effect" has the meaning ascribed thereto in Section 3 of the Offer, "Conditions of the Offer".

"Merfin" means Merfin International Inc., a company existing under the Company Act.

"Notice of Guaranteed Delivery" means a notice of guaranteed delivery in the form accompanying the Offer and Circular, or a facsimile thereof.

"Offer" means the offer to purchase Common Shares made hereby to Shareholders.

"Offer Period" means the period commencing on March 25, 1997 and ending at the Expiry Time.

"Offeror" means Buckeye Acquisition Inc., a company incorporated under the Company Act and a wholly-owned subsidiary of Buckeye.

                                      2.1-6

"Permitted Bid" has the meaning ascribed thereto in Section 4 of the Circular, "Poison Pill".

"person" includes an individual, body corporate, partnership, syndicate or other form of unincorporated association.

"Poison Pill" means the shareholder rights plan adopted on or about March 16, 1997 by the board of directors of Merfin subject to TSE approval and ratification by Merfin's Shareholders.

"Poison Pill Rights" means the rights issued pursuant to the Poison Pill.

"public corporation" has the meaning ascribed thereto in the Tax Act.

"Shareholders" means the holders of Common Shares.

"Soliciting Dealer Group" means the soliciting dealer group to be formed by the Dealer Manager for the purpose of soliciting acceptances of the Offer from Shareholders.

"Subsequent Acquisition Transaction" has the meaning ascribed thereto in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited".

"subsidiary" has the meaning ascribed thereto in the Securities Act (British Columbia).

"TSE" means The Toronto Stock Exchange.

"Tax Act" means the Income Tax Act (Canada), as amended.


                                      2.1-7

                                      OFFER

TO: THE HOLDERS OF COMMON SHARES OF MERFIN

1.   The Offer

     The Offeror hereby offers to purchase, during the Offer Period, and on the terms and subject to the conditions hereinafter specified, all of the issued and outstanding Common Shares, together with associated Poison Pill Rights, at a price of $6.00 in cash per Common Share.

     The Offer is made only for the Common Shares, together with associated Poison Pill Rights, and is not made for any options, Convertible Debentures or other rights, if any, to purchase or to receive Common Shares. Any holder of such options, Convertible Debentures or other rights, other than Poison Pill Rights, who wishes to accept the Offer must, to the extent permitted thereby and hereby, exercise such options or rights or convert the Convertible Debentures in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer.

     Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Common Shares directly with the Depositary or if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. See Section 19 of the Circular, "Soliciting Dealer Arrangements".

     The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.

     Holders of Poison Pill Rights, when depositing their Common Shares, will be deemed to have deposited the Poison Pill Rights associated with those Common Shares. No additional payment will be made for the Poison Pill Rights.

2.   Manner and Time of Acceptance

     The Offer is open for acceptance until the Expiry Time, 12:00 p.m. (midnight, Vancouver time) on April 15, 1997, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror.

Acceptance of Offer

     The Offer may be accepted by delivering to the Depositary at any of the offices listed in the Letter of Transmittal so as to arrive there not later than the Expiry Time:

     (a) the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted;

     (b) the Letter of Transmittal or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

     (c) all other documents required by the instructions set out in the Letter of Transmittal.

     In lieu of depositing certificates, Common Shares may be deposited in compliance with the procedure for guaranteed delivery as set forth below.

     Except as provided in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited therewith, the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power duly and properly completed by the registered holder, with the signature on the endorsement panel or securities transfer power guaranteed by an Eligible Institution.

                                      2.1-8

Procedure for Guaranteed Delivery

     If a Shareholder  wishes to deposit Common Shares pursuant to the Offer and
(i) the certificates representing the Common Shares are not immediately available, or (ii) such Shareholder is not able to deliver the certificates and all other required documents to the Depositary prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

     (a)  such deposit is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, or a manually signed facsimile thereof, is received by the Depositary at one of the offices set forth in the Notice of Guaranteed Delivery, not later than the Expiry Time; and

     (c) the certificates representing deposited Common Shares, in proper form for transfer (as described below) together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, relating to the Common Shares and all other documents required by the Letter of Transmittal, are received by the Depositary at the same office at which the Notice of Guaranteed Delivery was originally deposited at or before 4:30 p.m. (local time) on the third trading day on the TSE after the Expiry Date.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

General

     In all cases, payment for the Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of certificates representing the Common Shares, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, relating to such Common Shares, with the signatures guaranteed by an Eligible Institution, if required, in accordance with the instructions to the Letter of Transmittal, and any other required documents.

     The method of delivery of certificates representing the Common Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person depositing the same. The Offeror recommends that such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

     Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the deposit of their Common Shares.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Dealer Manager, the Depositary or any other person to give notice of any defect or irregularity in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding. The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out herein.

Power of Attorney

     The execution of a Letter of Transmittal irrevocably constitutes and appoints the Depositary, and any officer of the Offeror, and each of them, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Common Shares covered by the Letter of Transmittal with respect to the Common Shares

                                      2.1-9
deposited under the Letter of Transmittal which are taken up and paid for under the Offer (the "Purchased Securities") and with respect to any and all: (i) dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date hereof; and (ii) Poison Pill Rights, whether or not separated from the Common Shares (collectively, the "Other Securities").

     The power of attorney granted irrevocably upon execution of the Letter of Transmittal shall be effective on and after the date that the Offeror takes up and pays for the Purchased Securities (the "Effective Date") with full power of substitution, in the name and on behalf of such holder (such power of attorney being deemed to be an irrevocable power coupled with an interest): (i) to register or record, transfer and enter the transfer of Purchased Securities and any Other Securities on the appropriate register of holders maintained by Merfin; and (ii) to exercise any and all of the rights of the holder of the Purchased Securities and Other Securities, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities and Other Securities, revoke any such instrument, authorization or consent given prior to, on, or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy holder or the proxy nominee or nominees of such holder of Common Shares in respect of such Purchased Securities and such Other Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournment thereof) of holders of securities of Merfin, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Securities and Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Securities or Other Securities. Furthermore, a holder of Purchased Securities or Other Securities who executes a Letter of Transmittal agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of Shareholders and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Securities and Other Securities and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy holder or the proxy nominee or nominees of the holder of the Purchased Securities and Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Securities or Other Securities who executes a Letter of Transmittal covenants to execute, upon request, any additional documents necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities and the Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.

Depositing Shareholders'Representations and Warranties

     The deposit of Common Shares pursuant to the procedures described above will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Common Shares (and any Other Securities) being deposited; (ii) such Shareholder depositing the Common Shares, or on whose behalf such Common Shares are being deposited, has good title to and is the beneficial owner of the Common Shares (and any Other Securities) being deposited within the meaning of applicable securities laws;
(iii) the deposit of such Common Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Common Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

3.   Conditions of the Offer

     Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw, amend or terminate the Offer and not take up and pay for, or


                                     2.1-10
to extend the Offer Period and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the following conditions have been satisfied or waived by the Offeror:

     (a) there being validly deposited and not withdrawn under the Offer not less than 75% of the Common Shares, calculated on a fully-diluted basis;

     (b) the Offeror shall have determined in its sole discretion that, on terms satisfactory to the Offeror, (i) the board of directors of Merfin shall have redeemed all outstanding Poison Pill Rights or waived the application of the Poison Pill to the purchase of Common Shares by the Offeror under the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction, (ii) a cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Poison Pill Rights or the issue of Common Shares or other security or property upon the exercise of the Poison Pill Rights in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect, (iii) a court of competent jurisdiction shall have made a final and binding order to the effect that the Poison Pill Rights are illegal, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction, (iv) the Poison Pill Rights and the Poison Pill shall otherwise have been held unexercisable or unenforceable in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction, or (v) the Poison Pill does not make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for all of the Common Shares under the Offer;

     (c) there shall not have occurred (and there shall not have been generally disclosed, if not previously disclosed generally and not disclosed to the Offeror in writing) any event which would have a Material Adverse Effect (as defined below);

     (d) all government or regulatory consents or approvals (including in Canada, the United States, Ireland or elsewhere) which the Offeror, in its sole discretion, views as being necessary or desirable to enable the Offeror to acquire Merfin shall have been received by the Offeror on terms and conditions satisfactory to the Offeror including the expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     (e) since May 15, 1996, there shall not have been, in the sole judgment of the Offeror, any change of a material nature to the compensation paid by Merfin to its officers or officers of its subsidiaries nor shall Merfin have entered into or modified any agreement or arrangement with any of its officers or officers of its subsidiaries, except in the ordinary course of its business;

     (f) (i) there shall not be any outstanding act, action, suit or proceeding taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

          (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

          (B) which has had or would have a Material Adverse Effect (as defined below); or

          (C) which would prevent completion of the acquisition by the Offeror of Common Shares pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction as construed under applicable laws at the date hereof on the basis of a majority of minority approval;

     (g) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for the Common Shares under the Offer;

     (h) the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not

                                     2.1-11
          misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Merfin with any securities commission or similar securities regulatory authority in any of the provinces of Canada prior to March 24, 1997, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by Merfin to the public;

     (i) no dividends shall have been declared or paid or other distributions made in respect of the outstanding shares of Merfin, nor shall its memorandum or articles have been amended;

     (j) Merfin shall not have, or permitted any of its subsidiaries to have, issued, authorized or proposed the issuance of, or purchased or proposed the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

     (k) Merfin shall not have, or permitted any of its subsidiaries to have, acquired or agreed to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or a corporation, partnership, association or other business organization or division thereof, which acquisition would be material to the business or financial condition of Merfin;

     (l) Merfin shall not have, or permitted any of its subsidiaries to have, entered into any new agreements, commitments or undertakings of a material nature or undertaken any other material action except in the ordinary course of business;

     (m) Merfin shall not have, or permitted any of its subsidiaries to have, sold, leased or otherwise disposed of any of its assets that are material, individually or in the aggregate, to its business or financial condition;

     (n)  the Offeror shall have determined in its sole discretion that:

          (A) no material right, franchise or license of Merfin or any of its subsidiaries has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer or otherwise which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Common Shares under the Offer and/or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction; or

          (B) no covenant, term or condition of any instrument or agreements of Merfin or any of its subsidiaries exists which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Common Shares under the Offer (including without limitation, any default, acceleration or other adverse event that may ensure as a result of the Offeror taking up and paying for the Common Shares under the Offer and/or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction);

     (o) Merfin shall not, other than in the ordinary course of business and consistently with past practices, have guaranteed, or permitted its subsidiaries to guarantee, the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities; and

     (p) there shall not have occurred any change in the general economic, industry, financial, currency exchange or securities market conditions in Canada which, in the sole judgment of the Offeror, acting reasonably in the circumstances, has or may have an adverse material effect on the value to the Offeror of Merfin and its subsidiaries considered on a consolidated basis.

     The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to such assertion or may be waived by the Offeror, in its sole discretion, in whole or in part at any time and from time to time without prejudice to any other right which the Offeror may have under the Offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right and each such right shall be deemed an ongoing right which may be

                                     2.1-12
asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning the foregoing conditions shall be final and binding on all parties.

     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Montreal, Quebec. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary as soon as practicable thereafter to notify the Shareholders in the manner set forth in
Section 10 of the Offer, "Notice", and shall provide a copy of the aforementioned notice to the TSE. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and all certificates for deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents will be promptly returned to the parties by whom they were deposited.

     For the purposes of this Offer, the following terms denoted by initial capital letters or as used above have the following meanings: (i) "disclosed to the Offeror in writing" means disclosure set forth in Merfin's filings (other than any filing made on a confidential basis) with the Ontario Securities Commission made, and available generally to the public prior to March 24, 1997; and (ii) "Material Adverse Effect" means any material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse change) individually or in the aggregate in the business, affairs, operations, assets, capitalization, financial condition, results of operations, or liabilities, whether contractual or otherwise, of Merfin and its subsidiaries considered as a whole, other than any such effect or change resulting from any change in general economic or industry conditions.

4.   Extension and Variation of the Offer

     The Offer is open for acceptance until but not after the Expiry Time, unless withdrawn or extended.

     The Offeror reserves the right, in its sole discretion, at any time and from time to time prior to the Expiry Time (or otherwise as permitted by applicable law), to extend the Offer Period by fixing a new Expiry Date or to vary the Offer, in each case by giving written notice or other communication, confirmed in writing, of such extension or variation to the Depositary at its principal office in Montreal, Quebec. The Offeror, forthwith after giving any such notice or communication, shall make a public announcement of the extension or variation, shall cause the Depositary as soon as practicable thereafter to provide a copy of such notice or communication in the manner set forth in
Section 10 of the Offer, "Notice", to all holders of Common Shares whose Common Shares have not been taken up prior to the extension or variation and shall provide a copy of the aforementioned notice to the TSE. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Montreal, Quebec.

     If all of the terms and conditions of the Offer (except those waived by the Offeror) have been fulfilled or complied with, the Offeror may not extend the Offer after the Expiry Time unless the Offeror first takes up and pays for all Common Shares deposited under the Offer and not withdrawn.

     The Offer shall not expire before 10 days after the notice of variation in respect of a variation has been given to Shareholders, unless otherwise permitted by applicable law, and subject to abridgment or elimination of that period of time pursuant to such orders as may be granted by Canadian securities regulatory authorities.

     During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to, among other provisions, Section 5 of the Offer, "Take-up and Payment for Deposited Common Shares", and to Section 6 of the Offer, "Withdrawal of Deposited Common Shares". An extension of the Offer Period or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 3 of the Offer, "Conditions of the Offer".

     If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, without regard to when such Common Shares are taken up by the Offeror.

                                     2.1-13

5.   Take-up and Payment for Deposited Common Shares

     If all the conditions referred to under Section 3 of the Offer, "Conditions of the Offer", have been satisfied or waived by the Offeror, the Offeror will, pursuant to applicable law, (unless the Offeror shall have withdrawn or terminated the Offer) become obligated to take up and pay for the Common Shares deposited under the Offer and not withdrawn not later than 10 days from the Expiry Date or 45 days from the date of the Offer, whichever is earlier. In accordance with applicable law, the Offeror must furthermore, if it voluntarily takes up Common Shares at any time prior to the 10th day following the Expiry Date, take up and pay for any Common Shares subsequently deposited under the Offer within 10 days of the deposit of such Common Shares.

     Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 3 of the Offer, "Conditions of the Offer", is not satisfied or waived by the Offeror, in whole or in part, by giving written notice thereof, or other communication, confirmed in writing, to the Depositary at its principal office in Montreal, Quebec.

     The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Montreal, Quebec of its acceptance for payment of such Common Shares pursuant to the Offer.

     The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest on the purchase price of Common Shares purchased by the Offeror accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares, regardless of any delay in making such payment.

     The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares.

     Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds in the amount to which that person is entitled. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, a cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the holder as shown on the registers maintained by Merfin.

     Depositing Shareholders will not be obligated to pay any brokerage fees or commissions if they accept the Offer by depositing their Common Shares directly with the Depositary or if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. See Section 19 of the Circular, "Soliciting Dealer Arrangements".

6.   Withdrawal of Deposited Common Shares

     All deposits of Common Shares pursuant to the Offer are irrevocable, provided that any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

     (a)  at any time before the Expiry Time;

     (b) at any time before the expiration of the tenth day after the date upon which either (i) a notice of change is delivered in accordance with
          Section 10 of the Offer, "Notice", relating to a change which has occurred in the information contained in this Offer or Circular or in any notice of change or notice of variation delivered in connection herewith (except any change that is not within the control of the Offeror or an affiliate of the Offeror) that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, which change occurred prior to the Expiry Time or after the

                                     2.1-14

          Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or (ii) a notice of variation concerning a variation in the terms of the Offer is delivered in accordance with
          Section 10 of the Offer, "Notice", unless such deposited Common Shares have been taken up by the Offeror at the date of such notice of change or variation, or in the case of a notice of variation, unless the variation in the terms of the Offer consists solely of an increase in the consideration offered for Common Shares and the time for deposit is not extended for a period greater than 10 days or the variation in the terms of the Offer consists solely of the waiver of a condition in the Offer where the consideration offered for the Common Shares under the Offer consists solely of cash; and

     (c) at any time after May 9, 1997 provided that the Common Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

     In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Common Shares to be withdrawn (or Notice of Guaranteed Delivery in respect thereof) and
(ii) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. Any signature on a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out in such Letter of Transmittal), except in the case of Common Shares deposited for the account of an Eligible Institution. The withdrawal shall take effect upon receipt of the written notice by the Depositary.

     All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror, in its sole discretion, and such determination shall be final and binding. There shall be no duty or obligation on the Offeror, the Depositary, the Dealer Manager or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notice.

     Withdrawals may not be rescinded and any Common Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following any of the applicable procedures described in Section 2 of the Offer, "Manner and Time of Acceptance".

     In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 21 of the Circular, "Statutory Rights".

7.   Return of Deposited Common Shares

     Any deposited Common Shares not taken up and paid for by the Offeror will be returned, at the expense of the Offeror, to the depositing Shareholder, either by sending new certificates representing Common Shares not purchased or returning the deposited certificates (and other relevant documents). The certificates (and other relevant documents) will be forwarded by first class mail in the name of and to the address specified by the depositing Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the registers maintained by Merfin as soon as practicable following the Expiry Time or the withdrawal or termination of the Offer. If certificates are submitted for more Common Shares than are deposited, such certificates will be returned by the same process outlined for Common Shares deposited and not taken up and paid for under the Offer.

8.   Changes in Capitalization, Distributions and Liens

     If on or after the date hereof and prior to the Expiry Date, Merfin should reclassify, subdivide, consolidate or convert any of the Common Shares or make any extraordinary distribution of securities on such Common Shares, the Offer price may, at the Offeror's sole discretion, be correspondingly adjusted and the

                                     2.1-15

Offeror may make such adjustments as it considers appropriate to other terms of the Offer (including, without limitation, the amounts payable for the securities offered to be purchased) to reflect such reclassification, subdivision, consolidation or conversion or such extraordinary distribution.

     Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others and together with all rights and benefits arising therefrom, including the right to any and all: (i) dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares on or after March 25, 1997; and (ii) Poison Pill Rights, whether or not separated from the Common Shares.

     If Merfin should declare or pay any cash dividend or stock dividend or make any other distribution on or issue any rights with respect to any of the Common Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to both the Expiry Date and the date of transfer into the name of the Offeror or its nominees and transferees on the registers maintained by Merfin of such Common Shares following acceptance thereof for purchase pursuant to the Offer then (i) in the case of any such cash dividend or cash distribution that does not exceed the cash purchase price per Common Share, the cash purchase price per Common Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend or distribution paid or payable per Common Share in respect of which the dividend or distribution is made; and (ii) in the case of any such cash dividend or cash distribution in an amount that exceeds the cash purchase price per Common Share in respect of which the dividend or distribution is made, or in the case of any other dividend, distribution or right, the whole of any such dividend, distribution or right will be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution or right, and may withhold the entire purchase price payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

     The foregoing is subject to the Offeror's rights under Section 3 of the Offer, "Conditions of the Offer."

9.   Mail Service Interruption

     Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques in payment for Common Shares purchased pursuant to the Offer and certificates representing Common Shares to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates representing Common Shares in respect of which the cheques are being issued were deposited, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with
Section 10 of the Offer, "Notice". Notwithstanding Section 5 of the Offer, "Take-up and Payment for Deposited Common Shares", cheques not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the office of the Depositary.

10.  Notice

     Without limiting any other lawful means of giving notice, any notice the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered holders of Common Shares at their respective addresses as shown on the registers maintained by Merfin and will be deemed to have been received on the first day following the date of mailing which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders of Common Shares and notwithstanding any interruption of postal service following mailing. Except as otherwise required or permitted by law, if post offices in Canada or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a

                                     2.1-16
disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Common Shares, as the case may be, if: (i) it is given to the TSE for dissemination through their facilities; or (ii) it is published once in a newspaper or newspapers generally circulated in Vancouver, Toronto and Montreal.

     Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

11.  Acquisition of Common Shares Not Deposited

     If the Offer has been accepted by the holders of not less than 90% of the Common Shares, other than Common Shares held on the date hereof by or on behalf of the Offeror or its affiliates or associates, the Offeror currently intends to acquire the remaining Common Shares pursuant to the compulsory acquisition provisions of section 279 of the Company Act within five months following the date of the Offer on the same terms and at the same price at which the Offeror acquired Common Shares pursuant to the Offer. If such statutory right of compulsory acquisition is not available, the Offeror currently intends to consider other means of acquiring any Common Shares not acquired pursuant to the Offer. Such alternatives may include an amalgamation involving the Offeror and/or one or more of its affiliates and Merfin or an arrangement for the purpose of enabling the Offeror to acquire all of the Common Shares not deposited under the Offer for a price per Common Share equal to the price offered under the Offer in a going private transaction. See Section 10 of the Circular, "Acquisition of Common Shares Not Deposited".

12.  Market Purchases

     The Offeror has no current intention of acquiring any Common Shares while the Offer is outstanding other than as described in the Circular and the Offer. However, the Offeror reserves the right to, and may acquire or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of the TSE, subject to applicable law, at any time and from time to time prior to the Expiry Time. In no event will the Offeror make any such purchases of Common Shares through the facilities of the TSE until the third Business Day following the date of the Offer. The aggregate number of Common Shares acquired by the Offeror through the facilities of the TSE during the Offer Period shall not exceed 5% of the outstanding Common Shares as of the date of the Offer and the Offeror will issue and file a press release containing the information prescribed by law forthwith after the close of business of the TSE on each day on which such Common Shares have been purchased. For the purposes of this Section 12 of the Offer, "Offeror" includes the Offeror and any person or company acting jointly or in concert with the Offeror.

     Subject to applicable laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding during the Offer Period to sell any Common Shares after the Offer Period, although the Offeror has no current intention to do so.

13.  Other Terms of the Offer

     (a) The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

     (b) No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not ontained herein or in the Circular, and, if given or made, such information or representation must not be relied upon as having been

                                     2.1-17
          authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the Dealer Manager for the purposes of the Offer. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

     (c) The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

     (d) The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular and the Letter of Transmittal, the validity of any acceptance of this Offer and any withdrawals of Common Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Common Shares or notice of withdrawal of Common Shares, the due completion and execution of the Letters of Transmittal and the acceptance of securities other than as set out herein. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no obligation on the Offeror, the Dealer Manager or the Depositary to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

     (e) The Offeror reserves the right to transfer to one or more affiliated companies the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

     (f) This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of holders of Common Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of any such jurisdiction. However, the Offeror may, in its sole discretion take such action as it may deem necessary to extend the Offer to holders of Common Shares in any such jurisdiction.

     The accompanying Circular together with the Offer constitute the take-over bid circular required under the Company Act and Canadian provincial securities legislation with respect to the Offer.

     DATED March 25, 1997.


                                         BUCKEYE ACQUISITION INC.



                                         By: (Signed) Robert E. Cannon
                                                      President and
                                                      Chief Executive Officer



                                     2.1-18

                                    CIRCULAR

     The following information is supplied with respect to the accompanying Offer dated March 25, 1997 by the Offeror to purchase all of the issued and outstanding Common Shares and associated Poison Pill Rights (including Common Shares issued on the exercise of currently outstanding options, Convertible Debentures or rights (other than Poison Pill Rights) to acquire Common Shares).

     The information concerning Merfin contained in the Offer and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Except as described in the Offer or in the Circular, the Offeror has no information that indicates that any material change has occurred in the affairs of Merfin since the date of its last public financial statements, being its unaudited quarterly financial statements for the nine months ended September 30, 1996. Although the Offeror has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents and records, or for any failure by Merfin to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

     The terms and conditions of the Offer are incorporated into and form part of this Circular and holders of Common Shares should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer unless the context otherwise requires. All sums expressed in dollars herein are in Canadian dollars unless otherwise expressly stated.

1.  The Offeror and Buckeye

     The Offeror, a wholly-owned subsidiary of Buckeye, was incorporated on February 19, 1997, under the Company Act and has not otherwise carried on any material business activity. The registered office of the Offeror is located at 666 Burrard Street, Suite 1700, Park Place, Vancouver, British Columbia, V6C 2X8.

     Buckeye is a leading manufacturer and world-wide marketer of high-quality, value-added specialty cellulose. Buckeye focuses on a wide array of technically demanding niche markets in which its proprietary products and commitment to customer technical service give it a competitive advantage. Buckeye is the world's only manufacturer of both wood-based and cotton linter-based specialty cellulose and, as such, produces the broadest range of specialty cellulose in the industry.

2.  Merfin

     Merfin was incorporated under the Company Act on August 30, 1983. The registered and principal office of Merfin is located at 7979 Vantage Way, Delta, British Columbia, V4G 1A6.

     Merfin is one of the leading manufacturers of air-laid fabrics, which are used as ultra thin absorbent cores in feminine hygiene and adult incontinence products. Other important applications of air-laid fabrics include hot towels, baby wipes, table top products and a variety of industrial wipes. Together with its wholly-owned subsidiaries, Merfin manufactures, converts and distributes paper products for commercial, industrial and institutional markets in North and South America, Europe and the Pacific Rim countries of Japan, Korea, Taiwan, Hong Kong and Singapore.

     The authorized capital of Merfin consists of 100,000,000 Common Shares, without par value, of which, according to the shareholder list provided by Merfin to the Offeror, 25,474,614 Common Shares are issued and outstanding (approximately 28.2 million Common Shares on a fully diluted basis, including all stock options and conversion of Merfin's $4 million of Convertible Debentures.)
                                     2.1-19

3. Background to the Offer,Purpose of the Offer and the Offeror's Plans for Merfin

Background to the Offer

     On February 26 and 27, 1997, senior executives of Buckeye met in Vancouver, British Columbia with senior executives of Merfin to explore a possible relationship between the two companies, including, under certain circumstances, the acquisition of Merfin by Buckeye.

     At the invitation of Buckeye, senior executives of Merfin met with senior executives of Buckeye March 4 to March 6, 1997 in Memphis, Tennessee and Foley, Florida. During that time, the respective senior executives discussed the businesses of the two companies and visited the operations of Buckeye. During those few days, Buckeye reiterated its interest in acquiring Merfin.

     Both Merfin and Buckeye then agreed that it would be reasonable and appropriate, under the circumstances, for Buckeye to conduct a "due diligence" investigation of Merfin's business, affairs and condition, financial and otherwise, prior to making an offer.

     However, during the week of March 10, 1997, Merfin requested that Buckeye disclose the price it was willing to offer for each Common Share. Buckeye was not then prepared to do so prior to completing its due diligence. Furthermore, Merfin and Buckeye could not agree on the terms of a confidentiality agreement proposed by Merfin principally because it contained provisions which would have prohibited Buckeye for a period of time, without the prior approval of Merfin's board of directors, from making an offer to the Shareholders to purchase the Common Shares of Merfin.

     On March 13, 1997, Buckeye delivered a letter to the board of directors of Merfin reiterating its desire to complete due diligence and proceed with a negotiation with the board of directors to acquire all of the issued and outstanding Common Shares of Merfin. Buckeye also delivered a formal request for Merfin to provide its shareholder list.

     On March 14, 1997, Mr. Ivan B. Pivko, the Chairman and Chief Executive Officer of Merfin, wrote to Mr. Robert E. Cannon to thank him for his letter of March 13 and indicated that, like Buckeye, Merfin's board of directors wished to pursue a possible friendly negotiated transaction and its board of directors would be meeting to discuss this matter.

     On March 17, 1997, Merfin issued a press release stating that it had received an unsolicited approach by a U.S. company expressing an interest in making a bid for all of Merfin's Common Shares. In the press release, Merfin said that its board had adopted a shareholder rights plan, subject to the approval of the TSE and ratification by Merfin's Shareholders, with terms similar to those adopted by many other Canadian companies.

     On March 18, 1997, Buckeye's board of directors met to discuss the proposed acquisition of Merfin. After a thorough review of the transaction, its board approved the acquisition as proposed by Buckeye's management.

     On March 19, 1997, Mr. Cannon again wrote to Mr. Pivko requesting that Buckeye be allowed to complete its due diligence and that Merfin's management group meet with Buckeye's management group to negotiate an agreement by which Buckeye would acquire all of the issued and outstanding Common Shares of Merfin at a price per share the Merfin board of directors could support.

     On March 20, 1997, Mr. Pivko acknowledged receipt of Mr. Cannon's letter of March 19 and stated that Merfin's board of directors could not authorize negotiations until Buckeye disclosed the price it was willing to offer to Merfin's Shareholders. There was no response to Mr. Cannon's request for due diligence.

Purpose of the Offer

     The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares of Merfin. The Offeror's current intentions are to acquire Common Shares not deposited under the Offer. See Section 10 of the Circular, "Acquisition of Common Shares Not Deposited". The exact timing and details of a Compulsory Acquisition or Subsequent Acquisition Transaction involving Merfin will necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer.

                                     2.1-20

     Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry or market conditions or in the business of Merfin, or other currently unforeseen circumstances, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. The Offeror expressly reserves the right not to propose a Compulsory Acquisition, or Subsequent Acquisition Transaction involving Merfin, or to propose a Subsequent Acquisition Transaction on terms other than those described herein. Specifically, the Offeror reserves the right to propose that the consideration in a Subsequent Acquisition Transaction consist of cash or securities or a combination of cash and securities and that the consideration in such a transaction have a value more or less than the amount offered under the Offer.

     If the Offeror decides not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

Plans for Merfin

     If the Offer is successful and the Offeror acquires control of Merfin as a result thereof, it is expected that certain changes will be effected with respect to the composition of the board of directors of Merfin to allow nominees of the Offeror to become members of the board of directors of Merfin. The Offeror has developed no specific proposal in respect of Merfin, its assets or operations or any changes in its assets, business strategies or personnel following the acquisition of Common Shares pursuant to the Offer.

     If permitted by applicable law, subsequent to the completion of the Offer, if all issued and outstanding Common Shares are deposited, or further to any Compulsory Acquisition or Subsequent Acquisition Transaction, if any, it is intended to delist the Common Shares from the TSE and the MSE, and, subject to applicable securities laws in provinces where Merfin is a reporting issuer, to cause Merfin to cease to be a reporting issuer in such provinces.

     Except as described in the Offer or in the Circular, the Offeror has no current plans or proposals which would relate to or result in any material changes in the affairs of Merfin, including any proposal to liquidate Merfin, to sell, lease or exchange all or a substantial part of its assets, to amalgamate it with any other business organization or to make any material changes in its business, corporate structure or personnel.

4.  Poison Pill

     On March 13, 1997, Buckeye requested Merfin's transfer agent to provide a list of shareholders in accordance with provisions of the Company Act, which list was provided to Buckeye on March 19, 1997. On March 17, 1997, Merfin announced that its board of directors had adopted a shareholder rights plan (the "Poison Pill"), subject to TSE approval and ratification by its Shareholders.

     The agreement giving effect to the Poison Pill has not yet been made public by Merfin and, as a result, the information below is provided solely in reliance upon the public announcement by Merfin of the terms of the Poison Pill.

     The Poison Pill provides that a Permitted Bid is a take-over bid which provides for a minimum deposit period of at least 60 days and which is made for all outstanding Common Shares and to all Shareholders. The Poison Pill will be submitted for ratification by Shareholders at Merfin's next annual Shareholders' meeting, which is scheduled to take place in June, 1997.

                                     2.1-21

     It is likely that the Offer does not constitute a "Permitted Bid" within the meaning of the Poison Pill because the Offer does not provide for a minimum deposit period of at least 60 days. In addition, the Offer may not meet other as yet unannounced conditions required to constitute a Permitted Bid.

     As a result of not constituting a Permitted Bid and assuming that the terms of the Poison Pill are similar to those of other corporations that have enacted such defensive measures: (i) the announcement of the Offeror's intention to make the Offer on March 25, 1997 resulted in the Poison Pill Rights becoming exercisable after the close of business on a date prior to the Expiry Time; and
(ii) if the Offeror were to take up and pay for Common Shares pursuant to the Offer and, as a result, acquire 20% or more of the Common Shares determined in accordance with the terms of the Poison Pill, each Poison Pill Right (other than those held by the Offeror) would constitute the right to purchase Common Shares at a 50 percent discount to the prevailing market price.

     It is a condition of the Offer that the Board of Directors of Merfin shall have redeemed all outstanding Poison Pill Rights or waived the application of the Poison Pill to the purchase of securities by the Offeror under the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction or that the Offeror is otherwise satisfied that the Poison Pill does not affect the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction proposed by the Offeror. See Section 3 of the Offer "Conditions of the Offer".

     With the delivery of the Offer to the board of directors of Merfin, the Offeror intends to request that the board of directors of Merfin provide a waiver of the application of the Poison Pill to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction proposed by the Offeror. The Offeror believes that the Poison Pill was effected in anticipation of the Offer, that the Offer is in the best interests of the Shareholders and the Shareholders should be permitted to make their own investment decision whether or not to accept the Offer. Further, the Offeror believes that the 60-day the minimum period for a "Permitted Bid" in the Poison Pill is an unreasonably lengthy period to require an offer to be open for acceptance having regard to general market and economic conditions.

     If the board of directors of Merfin does not waive the application of the Poison Pill to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction proposed by the Offeror, the Offeror may take legal or regulatory action with respect to the Poison Pill with the intention of permitting Shareholders to accept the Offer and the Offeror to take up and pay for Common Shares deposited under the Offer and effect a Compulsory Acquisition or any Subsequent Acquisition Transaction without the application of the Poison Pill.

5.  Source of Funds

     The Offeror estimates that if it acquires all of the Common Shares (on a fully-diluted basis) pursuant to the Offer or pursuant to any following Compulsory Acquisition or Subsequent Acquisition Transaction, the total amount required to purchase such Common Shares will be approximately $169 million (other than the fees (including advisory fees) and expenses under the Offer estimated at $5.15 million). Buckeye has agreed to provide or cause to be provided such funds to the Offeror. Buckeye and its subsidiaries will provide such funding from internal cash resources and lines of credit. To this effect, Buckeye has received from its current bankers a commitment to increase Buckeye's line of credit to an amount sufficient to allow Buckeye to provide to the Offeror such funding. Such line of credit will be unsecured and will mature in 2002. The commitment is subject to Buckeye entering into loan documentation containing customary terms.

6.  Previous Distributions

     Based upon publicly available information, the Offeror believes that, during the five years preceding the date of the Offer, Merfin has issued the following Common Shares (excluding distributions pursuant to the exercise of outstanding stock options and distributions under Merfin's employee share ownership plan and group retirement savings plan):

     -- on January 21, 1992, Merfin issued 666,666 Common Shares at $0.75 per Common Share pursuant to a convertible promissory note dated January 22, 1991;

     -- on April 16, 1992, Merfin completed a private placement of 210,000 Common Shares to three placees at a price of $0.95 per Common Share for total consideration of $199,500;

                                     2.1-22

     -- on April 21, 1992, Merfin issued 625,000 Common Shares at $0.80 per Common Share pursuant to the exercise of convertible promissory notes dated April 22, 1991;

     -- on May 8, 1992, Merfin issued 625,000 Common Shares at $0.80 per Common Share pursuant to the exercise of convertible promissory notes dated May 23, 1991;

     -- on June 10, 1992, Merfin issued 33,333 Common Shares at $0.75 per Common Share to a financial advisor in settlement of outstanding fees;

     -- on October 20, 1992, Merfin issued 194,175 Common Shares at $1.03 per Common Share pursuant to the exercise of convertible promissory notes dated March 20, 1992;

     -- on December 11, 1992, Merfin issued 235,848 Common Shares at $2.12 per Common Share pursuant to debt settlement agreements dated December 7, 1992;

     -- on January 21, 1993, Merfin issued 490,196 Common Shares at $1.02 per Common Share pursuant to a convertible promissory note dated January 22, 1991 and modified January 21, 1992;

     -- on March 17, 1993, Merfin issued 4,000,000 Common Shares upon the exercise of 4,000,000 special warrants each issued on December 2, 1992 at a price of $2.04 per special warrant. Each Common Share was issued without additional consideration upon the exercise of each special warrant;

     -- on November 15, 1993, Merfin issued 4,400,000 Common Shares upon the exercise of 4,400,000 special warrants each issued on July 29, 1993 at a price of $4.00 per special warrant. Each Common Share was issued without additional consideration upon the exercise of each special warrant;

     -- on February 2, 1996, Merfin completed a private placement of 1,275,000 Common Shares at $5.50 each for a total consideration of $7,012,500 and of $4 million of redeemable debentures convertible into 640,000 Common Shares at $6.25 per Common Share.

7.  Dividend Record of Merfin

     The Offeror believes that Merfin has not paid dividends on any outstanding Common Shares in the two years preceding the date hereof and that it currently intends to retain its earnings to finance the further growth of Merfin, and when appropriate, retire existing debt.

8.  Effect of the Offer on Market and Listings

     The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares which might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Common Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public. After the purchase of Common Shares under the Offer, it may be possible for Merfin to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of security holders.

     The rules and regulations of the MSE and the TSE establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchanges. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on such exchanges. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Common Shares. It is the intention of the Offeror to apply to delist the Common Shares from each such exchange as soon as practicable after completion of the Offer, if all the issued and outstanding Common Shares are deposited, or after a Compulsory Acquisition or Subsequent Acquisition Transaction, if any.

                                     2.1-23

9.  Price Range and Trading Volume of Common Shares

     The Common Shares are listed and posted for trading on the TSE and the MSE. The volume of trading and the price ranges of the Common Shares of Merfin on the TSE and MSE (as reported by the TSE and MSE, respectively) are set forth on the following table for the periods indicated:

                                       TSE                       MSE
                           --------------------------   ---------------------
                           Cdn. $   Cdn. $                DM     DM
                            High      Low      Volume    High    Low   Volume
                           ------   ------  ---------   -----   -----  ------
 1996
 March...................   6.50     5.50     714,510    6.75   6.30      160
 April...................   6.00     5.50     740,532    6.50   5.90    9,880
 May.....................   6.15     5.50   1,168,528    6.70   5.95   31,000
 June....................   6.10     5.70     547,835    6.60   6.20    2,000
 July....................   6.25     5.55     270,960    6.70   5.90    8,000
 August..................   5.80     5.35     442,836    6.10   5.75    1,400
 September...............   5.95     5.45     411,102    6.25   5.95    7,800
 October.................   5.70     5.00   1,056,553    6.30   5.40   49,746
 November................   5.35     4.50     663,329    5.80   4.95        0
 December................   5.25     4.50   1,313,029    6.20   5.00    6,000
 1997
 January.................   5.25     3.90   4,564,735    5.55   4.80   21,000
 February................   4.25     3.60   1,472,777    5.50   4.60   36,572
 March 1 to March 24.....   6.40     3.90   1,873,652    7.00   5.00   18,500

     On March 17, 1997, Merfin announced that it had received an unsolicited approach by a U.S. company expressing an interest in making a bid for all of Merfin's Common Shares. The closing trading prices of the Common Shares of Merfin on the TSE and the MSE on March 14, 1997, the last day on which the Common Shares traded prior to such announcement, were $4.70 and DM5.90 respectively.

     The Offer was announced on March 25, 1997. The closing trading prices of the Common Shares of Merfin on the TSE and the MSE on March 24, 1997 were $5.95 and DM7.00 respectively.

10.    Acquisition of Common Shares Not Deposited

Compulsory Acquisition

     If, within four months after the date hereof, the Offer has been accepted by holders of not less than 90% of the Common Shares, other than Common Shares held on the date hereof by or on behalf of the Offeror or its affiliates, and the Offeror acquires such deposited Common Shares, then the Offeror intends to acquire the remainder of the Common Shares on the same terms as the Common Shares are acquired under the Offer pursuant to the provisions of section 279 of the Company Act (a "Compulsory Acquisition").

     To exercise such statutory right, the Offeror must give to each shareholder who does not accept the Offer (in each case, a "Remaining Shareholder") a written notice within five months of the date of the Offer of the Offeror's intent to acquire such Common Shares under section 279 of the Company Act. Upon giving such notice, the Offeror will be entitled and bound to acquire every Common Share held by the Remaining Shareholders to whom a notice was given for the price and on the terms set forth in the Offer, unless the Supreme Court of British Columbia (the "Court"), on application by any Remaining Shareholder to whom a notice was given and within two months from the date of giving such notice, orders otherwise. Pursuant to any such application, the Court may fix the price and terms of payment for the Common Shares held by the Remaining Shareholders and make such consequential orders and give such directions as the Court considers appropriate.

     Where notice has been given by the Offeror and the Court has not, on an application made by a Remaining Shareholder to whom a notice was given, ordered otherwise, the Offeror shall, on the expiration of two months from the date on which a notice was given or, if an application to the Court by a Remaining Shareholder to whom notice was given is then pending, then after that application has been disposed of, send a copy of the notice to Merfin and

                                     2.1-24
forward to Merfin the full amount of the consideration payable by the Offeror for the Common Shares that the Offeror is entitled to acquire and Merfin will thereupon register the Offeror as a shareholder of Merfin with respect to such Common Shares.

     Section 279 of the Company Act also provides, in effect, that if the Offeror is entitled to deliver the notice and has chosen not to do so, the Remaining Shareholders may, by following the procedures specified therein, require the Offeror to purchase their Common Shares at the same price and on the same terms as are contained in the Offer.

     The foregoing is a summary only. Section 279 of the Company Act is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders should consult with their legal advisors with respect to the exact nature of their rights under these provisions.

Subsequent Acquisition Transaction

     If for any reason the statutory right of acquisition under section 279 of the Company Act described above is not available, the Offeror intends to use other means of acquiring all of the Common Shares not acquired under the Offer in accordance with applicable law, including by way of an arrangement, amalgamation, merger or other combination of the Offeror or one or more affiliates of the Offeror with Merfin on such terms and conditions as the Offeror, at the time, believes to be fair and equitable to Merfin and the other holders of Common Shares (a "Subsequent Acquisition Transaction"). If the Offeror concludes that a Subsequent Acquisition Transaction is necessary, the Offeror currently intends to amalgamate Merfin and the Offeror and/or an affiliate of the Offeror or propose a plan of arrangement between Merfin and its Shareholders. Pursuant to an amalgamation, Shareholders who do not deposit their Common Shares pursuant to the Offer would have their Common Shares exchanged for redeemable preferred shares of the amalgamated corporation. Such preferred shares would forthwith be redeemed for cash consideration equal to the purchase price paid under the Offer. Pursuant to a plan of arrangement, Shareholders, other than the Offeror or affiliates of the Offeror, will have their Common Shares redeemed by Merfin.

     The details of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the minority holders of Common Shares, would necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. There can be no assurance that any such transaction will be proposed or, if proposed, effected. The Offeror intends that the Common Shares acquired by it pursuant to the Offer will be counted as part of any minority approval in connection with any such transaction.

     Each of the methods of acquiring the remaining outstanding Common Shares described above, other than the statutory right of acquisition under the Company Act, would be a "going private transaction" within the meaning of Ontario Securities Commission ("OSC") Policy Statement No. 9.1, as amended ("OSC Policy 9.1") and Quebec Securities Commission ("QSC") Policy Q-27 ("QSC Policy Q-27") and the regulations to securities legislations in certain of the provinces of Canada (collectively the "Regulations"), if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of Merfin, a successor to the business of Merfin or a person who controls Merfin or a person who controls a successor to the business of Merfin. In certain circumstances, the provisions of OSC Policy 9.1 and QSC Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions".

     OSC Policy 9.1, QSC Policy Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. OSC Policy 9.1 and QSC Policy Q-27 have similar requirements for related party transactions. In connection therewith, the Offeror intends to seek waivers pursuant to OSC Policy 9.1 and QSC Policy Q-27 from the OSC and QSC exempting the Offeror or Merfin, as appropriate, from the requirement to prepare a valuation in connection with a subsequent going private transaction.

                                     2.1-25

     OSC Policy 9.1 and QSC Policy Q-27 would also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by "minority" holders of the affected securities be obtained. The necessary level of security holder approval required to complete a going private transaction is a simple majority if the consideration offered pursuant to such transaction is payable entirely in cash or the right to receive cash within 35 days after approval of such transaction and, if a formal valuation is required, such consideration is not less than the value, or the simple average of the high and low ends of the range of values, arrived at pursuant to such valuation; otherwise, the necessary level of shareholder approval is 66 2/3% of the votes cast by "minority" holders of the affected securities. In relation to the Offer and any Subsequent Acquisition Transaction which constitutes a going private transaction (or a related party transaction within the meaning of OSC Policy 9.1 and QSC Policy Q-27), the "minority" holders will be all holders of Common Shares other than the Offeror, its directors and senior officers and any associate or affiliate of the Offeror and its directors and senior officers and any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or the subsequent going private transaction. However, OSC Policy 9.1 and QSC Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of such going private (or related party) transaction if the consideration per security in the going private (or related party) transaction is at least equal in value to the consideration paid under the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the Offer.

     In addition, under OSC Policy 9.1 and QSC Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right of appraisal or a substantially equivalent right is made available to the minority shareholders.

Judicial Developments

     Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of OSC Policy 9.1 and QSC Policy Q-27, Canadian courts, in a few instances, granted preliminary injunctions to prohibit transactions involving going private amalgamations. The current trend both in legislation and in the American jurisprudence upon which the previous Canadian decisions were based is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Holders should consult their legal advisors for a determination of their legal rights.

     In two decisions in 1978, the Supreme Court of Ontario restrained proposed amalgamations which would have had the effect of eliminating the interest which minority shareholders held in one of the amalgamating corporations, without the minority shareholders having been offered the opportunity to receive in exchange participating securities issued by the amalgamated corporation, an affiliate or a successor body corporate, with the result that the existing controlling shareholder would become the sole holder of common shares of the amalgamated corporation. See Carlton Realty Ltd. v. Maple Leaf Mills Ltd. (1978), 22 O.R.
(2d) 198 and Alexander v. Westeel-Rosco Ltd. (1978), 22 O.R. (2d) 211. In light of the specific regulatory framework governing "going private transactions" in OSC Policy 9.1 and QSC Policy Q-27 and the decision of the Supreme Court of
Ontario in Lornex described below, the decision in Maple Leaf Mills and Westeel-Rosco may be of limited relevance to any subsequent acquisition transaction that may be effected by the Offeror in respect of Merfin subsequent to the Offer.

     In The General Accident Assurance Company of Canada v. Lornex Mining Corporation Ltd. et al (1988), 66 O.R. (2d) 783, the Supreme Court of Ontario declined to grant injunctive relief to a minority shareholder of Lornex seeking to prevent a proposed amalgamation squeeze-out transaction which was to follow a take-over bid made through the facilities of the Vancouver Stock Exchange. The minority shareholder also sought an order declaring that the minority shareholders of Lornex were entitled to vote separately as a class in approving the proposed amalgamation. Lornex was not an "offering corporation" as defined in the Business Corporations Act (Ontario) ("OBCA"), so the "going private

                                     2.1-26
transaction" provisions of Section 190 of the OBCA were held to be not applicable to it. The court held that the proposed amalgamation did not contravene the relevant provisions of the OBCA and that, in light of the oppression remedy contained in the OBCA, the OBCA did not require that a separate class vote of the minority shareholders of Lornex be held to approve the amalgamation. The Court further held that the minority shareholder failed to establish that the proposed amalgamation was oppressive or unfairly prejudicial to or unfairly disregarded the rights of the minority shareholders of Lornex.

11.    Regulatory Matters

Hart-Scott-Rodino Antitrust Improvements Act of 1976

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States (the "HSR Act") provides that certain acquisition transactions may not be consummated unless certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the HSR Act require that a Premerger Notification and Report Form (the "Form") be filed by the Offeror with the Antitrust Division and the FTC and that the acquisition of Common Shares under the Offer may not be consummated prior to the expiration of the applicable waiting period unless early termination of such waiting period is granted. The Offeror intends to timely file the Form with the Antitrust Division and the FTC.

     Under the provisions of the HSR Act applicable to the purchase of Common Shares pursuant to the Offer, purchases cannot be consummated until the expiration of a 15-day waiting period after the date of the Offeror's filing, unless the Antitrust Division and the FTC grant early termination of the waiting period prior thereto. If, within the 15-day waiting period either the Antitrust Division or the FTC requests additional information or documentary materials relevant to the Offer from the Offeror, the waiting period will be extended for an additional period of 10 days following the date of substantial compliance with the request.

     If purchases of the Common Shares under the Offer are delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended (see Section 4 of the Offer, "Extension and Variation of the Offer") and, in any event, the purchase of and payment for Common Shares must be deferred until 10 days after the Offeror substantially complies with such request, in circumstances where the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for herein or by applicable law.

     Federal and state antitrust enforcement agencies frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Common Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, any agency could take such action under Federal or state antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Common Shares so acquired or divestiture of substantial assets of the Offeror or Merfin. Private parties may also bring legal action under Federal or state antitrust laws in certain circumstances.

12.    Holdings of Securities of Merfin

     None of the Offeror, or any of its directors or officers beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any securities of Merfin. To the knowledge of the directors and officers of the Offeror after reasonable inquiry, no securities of Merfin are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of Merfin exercised by, any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror.

     According to the Annual Information Form dated May 15, 1996 of Merfin and insider reports filed with Canadian securities commissions, there is no person holding more than 10% of the Common Shares of Merfin other than Van Berkom and

                                     2.1-27

Associates Inc. which, on behalf of its pension fund and mutual fund clients, held, as of the end of June 1996, 4,386,200 Common Shares, representing approximately 17.2% of all Common Shares currently outstanding.

13.    Trading in Securities of Merfin

     No securities of Merfin have been traded during the six-month period preceding the date of the Offer by the Offeror, any associate or affiliate of the Offeror, any of the directors or officers of the Offeror or their respective associates or, to the knowledge of the directors and officers of the Offeror, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror.

14.    Commitments to Acquire Securities of Merfin

     Neither the Offeror, nor any of its directors and officers, nor to the knowledge of directors and senior officers of the Offeror, any associate of any director or senior officer or any person or company holding more than 10% of any class of equity securities of the Offeror, have entered into any commitments to acquire any securities of Merfin.

15.    Arrangements, Agreements or Understandings

     There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Merfin and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holder of Merfin with respect to the Offer or between the Offeror and any person or company with respect to any securities of Merfin in relation to the Offer, except as otherwise described herein.

16.    Acceptance of the Offer

     The Offeror has no knowledge regarding whether any Shareholders will accept the Offer.

17.    Material Changes and Other Information

     Except for the making of the Offer by the Offeror and as disclosed herein, the Offeror is not aware of any information which indicates that any material change has occurred in the affairs of Merfin since the date of the last available published financial statements of Merfin.

     Except as disclosed herein, the Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

18.    Depositary

     The Offeror has engaged the Depositary for the receipt of certificates in respect of Common Shares, Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Common Shares purchased by the Offeror pursuant to the Offer. The duties of the Depositary will include receiving deposits of Common Shares and Letters of Transmittal, giving notices where necessary and assisting in making settlement under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

19.    Soliciting Dealer Arrangements

     The Offeror has engaged the services of TD Securities Inc. (the "Dealer Manager") to solicit acceptances of the Offer. The Offeror has agreed to pay the Dealer Manager U.S.$100,000 for its services. The Dealer Manager has undertaken

                                     2.1-28
to form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada to solicit acceptances of the Offer. Each member of the soliciting dealer group, including the Dealer Manager, is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Common Shares a fee of $0.05 for each such Common Share deposited and taken up by the Offeror under the Offer. The aggregate amount payable with respect to any single depositing holder of Common Shares will be not less than $75 nor more than $1,500. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit.

     No brokerage fees or commissions will be payable by any holder of Common Shares who transmits Common Shares directly to the Depositary or who uses the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. Shareholders should contact the Depositary, the Dealer Manager or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary.

20.    Canadian Federal Income Tax Considerations

     The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Shareholders are advised and expected to consult with their own legal or tax advisers regarding the Canadian federal income tax consequences of disposing of their Common Shares pursuant to the Offer or a Compulsory Acquisition or a Subsequent Acquisition Transaction in light of their particular circumstances, and any other consequences to them of such transactions under provincial, local and foreign tax laws.

     In the opinion of Stikeman, Elliott, Canadian counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders who dispose of their Common Shares pursuant to the Offer or pursuant to the transactions described under "Acquisition of Common Shares Not Deposited--Compulsory Acquisition" or "Acquisition of Common Shares Not Deposited--Subsequent Acquisition Transaction".

   This summary is based upon the current provisions of the Tax Act, the regulations thereunder and the current administrative and assessing policies and practices published by Revenue Canada. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Canadian Minister of Finance prior to the date hereof. This summary does not otherwise take into account or anticipate any other changes in the law, whether by way of judicial decision or legislative action nor does it take into account provincial, territorial or foreign tax legislation or considerations. This summary is not intended to be, nor shall it be construed to be, legal or tax advice to any particular Shareholder.

   (a) Residents of Canada

     This summary is applicable only to Shareholders who, for purposes of the Tax Act, are resident in Canada, or deemed to be resident, hold their Common Shares as capital property and deal at arm's length with the Offeror and Merfin (a "Holder"). Common Shares will generally constitute capital property to a Shareholder unless such Common Shares are held by such Shareholder in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or were acquired in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the election permitted by subsection 39(4) of the Tax Act. Under the Tax Act, certain Shareholders, including certain financial institutions, traders and dealers in securities (other than mutual fund corporations or mutual fund trusts), corporations controlled by one or more of the foregoing, and trusts and partnerships more than 50% of the fair market value of the interests in which are held by the foregoing are, subject to certain transitional rules, generally precluded from making this election to treat Common Shares as capital property. Moreover, a Shareholder, who is a "financial institution" subject to special

                                     2.1-29
provisions of the Tax Act applicable to income, gain or loss arising from mark-to-market properties, should consult its own tax advisors as the following summary does not apply to such a Shareholder.

The Offer

     A Holder whose Common Shares are taken up and paid for under the Offer will realize a capital gain (or capital loss) to the extent that the proceeds received for such Common Shares, net of any costs of disposition, exceed (or are less than) the adjusted cost base to such Holder of such Common Shares.

     A Holder will generally be required to include, in computing income for the year in which the disposition occurs, three-quarters of the amount of any resulting capital gain (the "taxable capital gain") and will generally be entitled to deduct three-quarters of the amount of any resulting capital loss (the "allowable capital loss") against taxable capital gains realized by the Holder in the year in which the disposition occurs, in any of the three preceding taxation years or in any future taxation years to the extent and in the circumstances described by the Tax Act. In the case of a Holder that is a corporation, the amount of any capital loss otherwise determined may be reduced by the amount of dividends previously received to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, and under proposed amendments to the Tax Act, these rules will be extended to a trust that is a member of a partnership or a partnership that is a beneficiary of a trust that owns Common Shares.

     In addition to any other tax payable by a corporation, the Tax Act imposes a refundable tax of 6 2/3% on certain investment income, including taxable capital gains, earned by a Canadian controlled private corporation. This tax will be refunded when the corporation pays taxable dividends (at a rate of one dollar for every three dollars of taxable dividends paid).

     Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

Compulsory Acquisition

     As described in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited -- Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of section 279 of the Company Act. A Holder whose Common Shares are acquired by the Offeror pursuant to such Compulsory Acquisition provisions will receive proceeds of disposition giving rise to a capital gain (or capital loss) generally calculated in the manner, and subject to the same treatment, as described above.

Subsequent Acquisition Transaction

     As described in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", if the compulsory acquisition provisions are not utilized, it is the Offeror's current intention to propose a Subsequent Acquisition Transaction to acquire the remaining Common Shares. The tax treatment of such a transaction to a Holder will depend upon the exact manner in which the transaction is carried out and may be substantially the same as, or materially different than, that described above. Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to such a transaction.

     In particular, in such circumstances, the Offeror currently intends to propose an amalgamation of Merfin and of the Offeror and/or an affiliate of the Offeror pursuant to which Holders who do not deposit their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares ("Preference Shares") of the amalgamated corporation, which Preference Shares would forthwith be redeemed for cash consideration equal to the purchase price paid under the Offer. If such an amalgamation is implemented, a Holder will realize neither a capital gain nor a capital loss as a result of the disposition of Common Shares in exchange for Preference Shares. The aggregate cost to the Holder of the Preference Shares received on the exchange will be equal to the aggregate adjusted cost base of such Holder's Common Shares immediately before the amalgamation.

                                     2.1-30

     Alternatively to the amalgamation of Merfin and of the Offeror and/or an affiliate of the Offeror, the Offeror may propose a plan of arrangement between Merfin and its Shareholders pursuant to which Holders who do not deposit their Common Shares under the Offer would have their Common Shares redeemed by Merfin.

     Upon the redemption of Preference Shares (under the amalgamation) or of Common Shares (under the plan of arrangement) the Holder thereof will be deemed to have received a taxable dividend (subject to the potential application of subsection 55(2) of the Tax Act to Holders that are corporations as described below) equal to the amount, if any, by which the redemption price in respect of such shares exceeds their paid-up capital for the purposes of the Tax Act. In the case of a Holder who is an individual, any such deemed dividend will be included in computing the Holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. In the case of a Holder that is a corporation, any such deemed dividend will be included in computing the Holder's income and will generally be deductible in computing taxable income if the Holder is not a "specified financial institution" for the purposes of the Tax Act. If the Holder is a specified financial institution, it is unclear whether any such dividend will be deductible in computing its taxable income. To the extent that such a deduction is available, certain corporations may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act in respect of such dividends. Under subsection 55(2) of the Tax Act, a Holder that is a corporation may be required to recognize all or a portion of the dividend otherwise deemed to have been received upon the redemption of the Preference Shares or Common Shares as proceeds of disposition in the computation of the capital gain or capital loss resulting from the redemption. In any case, the redemption of the Preference Shares will be structured in order to minimize any tax payable under
Part IV.1 of the Tax Act.

     A Holder whose Preference Shares or Common Shares are redeemed will be regarded as having disposed of such shares on the redemption and will realize a capital gain (or capital loss) to the extent that the difference between the redemption price and the amount of any deemed dividend exceeds (or is less than) the adjusted cost base thereof to the Holder. The treatment of any such capital gain (or capital loss) will be the same as described above under "The Offer".

     As discussed in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", a Holder who dissents with respect to an amalgamation is entitled to receive the fair value of such Holder's Common Shares. Under the current published administrative practice of Revenue Canada, the amount so received from the amalgamated corporation would be treated as proceeds of disposition (rather than a deemed dividend) giving rise to a capital gain or capital loss. Because of uncertainties as to whether and to what extent an amount paid to a dissenting Holder will be treated as proceeds of disposition or as the payment of a dividend, dissenting Holders should consult their own tax advisors in this regard. The calculation and tax treatment of any such capital gain or capital loss would be the same as described above under "The Offer".

     (b)  Non-Residents of Canada

     The following summary is applicable only to Shareholders who, for purposes of the Tax Act, are neither resident nor deemed to be resident in Canada, deal at arm's length with Merfin and the Offeror, hold their Common Shares as capital property, and do not use or hold and are not deemed to use or hold their Common Shares in carrying on a business in Canada and whose Common Shares do not otherwise constitute "taxable Canadian property" for the purposes of the Tax Act (a "Non-Resident Holder"). Common Shares of a Shareholder will not generally constitute "taxable Canadian property" unless either (a) at any time during the period of five years immediately preceding the disposition of Common Shares by such Shareholder, not less than 25% of the issued shares (and in the view of Revenue Canada, taking into account any rights to acquire shares) of any class or series of the capital stock of Merfin were owned by the Shareholder, by persons with whom the Shareholder did not deal at arm's length or by any combination thereof, or (b) the Shareholder's Common Shares are otherwise deemed to be taxable Canadian property.

                                     2.1-31

The Offer and Compulsory Acquisition

     No tax will be payable under the Tax Act on any capital gains realized by a Non-Resident Holder on the disposition of such Non-Resident Holder's Common Shares pursuant to the Offer or pursuant to the compulsory acquisition provisions of section 279 of the Company Act as described under Section 10 of the Circular, "Acquisition of Common Shares Not Deposited -- Compulsory Acquisition".

Subsequent Acquisition Transaction

     As described in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", if the compulsory acquisition provisions of the Company Act are not available or are not utilized, the Offeror will consider other means of acquiring, directly or indirectly, all of the Common Shares not deposited under the Offer by way of a Subsequent Acquisition Transaction. The tax treatment of such a transaction to a Non-Resident Holder will depend upon the exact manner in which the transaction is carried out and may be substantially the same as, or materially different than, that described above. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to such a transaction.

     The Offeror currently intends to propose an amalgamation of Merfin and the Offeror and/or an affiliate of the Offeror pursuant to which Non-Resident Holders who do not deposit their Common Shares under the Offer would have their Common Shares exchanged for Preference Shares of the amalgamated corporation, which Preference Shares would forthwith be redeemed for cash consideration equal to the purchase price paid under the Offer. If such an amalgamation is implemented, a Non-Resident Holder will realize neither a capital gain nor a capital loss as a result of the disposition of Common Shares in exchange for Preference Shares. The aggregate cost to the Non-Resident Holder of the Preference Shares received on the exchange will be equal to the aggregate adjusted cost base of such Non-Resident Holder's Common Shares immediately before the amalgamation.

     Alternatively to the amalgamation of Merfin and of the Offeror and/or an affiliate of the Offeror, the Offeror may propose a plan of arrangement between Merfin and its Shareholders pursuant to which Non-Resident Holders who do not deposit their Common Shares under the Offer would have their Common Shares redeemed by Merfin.

     Upon the redemption of the Preference Shares (under the amalgamation) or of the Common Shares (under the plan of arrangement), the Non-Resident Holder thereof will be deemed to have received a taxable dividend equal to the amount, if any, by which the redemption price in respect of such shares exceeds their paid-up capital for purposes of the Tax Act. Such dividend will be subject to non-resident withholding tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable bilateral tax treaty.

     A Non-Resident Holder whose Preference Shares or Common Shares are redeemed will be regarded as having disposed of such shares on the redemption and will realize a capital gain to the extent, if any, that the redemption price in respect of such shares, net of the amount of any deemed dividend, exceeds the adjusted cost base thereof to the Non-Resident Holder. Under proposed amendments to the Tax Act, a Non-Resident Holder of a Common Share will not be subject to tax under the Tax Act on any capital gain realized on the redemption of such share unless the Common Share is not listed on a prescribed stock exchange at the time of redemption. Under proposed amendments to the Tax Act, a Non-Resident Holder will be subject to tax under the Tax Act on any capital gains realized on a disposition of Preference Shares unless such shares are listed on a prescribed stock exchange or the amalgamated corporation is a public corporation and the Preference Shares are redeemed, acquired or canceled within 60 days after the amalgamation of Merfin, the Offeror and/or one affiliate of the Offeror. If the Preference Shares are not so listed and the amalgamated corporation is not a public corporation or the Preference Shares are shares of a public corporation but are not redeemed, canceled or acquired within 60 days of the amalgamation, or if the Common Shares are not so listed, a Non-Resident Holder will have the obligation, under proposed amendments to the Tax Act, to file a notice in respect of the disposition of the Preference Shares or the Common Shares under section 116 of the Tax Act. Unless the Non-Resident Holder provides to the amalgamated corporation the appropriate clearance certificate under section 116 of the Tax Act, as a collection mechanism for tax payable by a Non-Resident Holder on any capital gains realized on the disposition, the amalgamated

                                     2.1-32
corporation will be entitled to withhold 33 1/3% of the amount of the redemption price in respect of the shares as tax on behalf of the Non-Resident Holder thereof (which amount is required to be remitted by the amalgamated corporation to Revenue Canada and will be treated as an installment of tax by the Non-Resident Holder). A Non-Resident Holder on whose behalf an amount of tax on capital gains has been so withheld and remitted to Revenue Canada may be entitled to a refund of all or a portion of such amount, depending on the actual liability of the Non-Resident Holder for such tax, upon the filing of a Canadian tax return for the taxation year of the Non-Resident Holder in which the redemption occurs. An exemption from tax under the Tax Act may be available to a Non-Resident Holder under the terms of an applicable bilateral tax treaty.

     As discussed in Section 10 of the Circular, "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", a Non-Resident Holder who dissents with respect to an amalgamation is entitled to receive the fair value of such Non-Resident Holder's Common Shares. Under the current published administrative practice of Revenue Canada, the amount so received from the amalgamated corporation will be treated as proceeds of disposition (rather than a deemed dividend) giving rise to a capital gain or capital loss. Because of uncertainties as to whether or to what extent an amount paid to a dissenting Non-Resident Holder will be treated as proceeds of disposition, or as the payment of a dividend, dissenting Non-Resident Holders should consult their own tax advisors in this regard.

21.    Statutory Rights

     Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Common Shares. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                     2.1-33

                                     CONSENT


TO:  The Directors of the Offeror

     We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated March 25, 1997 made by Buckeye Acquisition Inc. to the holders of Common Shares of Merfin International Inc.

Montreal, Canada
March 25, 1997                                        (Signed) STIKEMAN, ELLIOTT


                                     2.1-34

                            APPROVAL AND CERTIFICATE

     The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the Shareholders of Merfin International Inc. has been authorized by the board of directors of Buckeye Acquisition Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED: March 25, 1997



       (Signed) ROBERT E. CANNON                (Signed) DAVID B. FERRARO
    President and Chief Executive Officer        Chief Financial Officer


                       On behalf of the Board of Directors



       (Signed) JOHN F. ANDERSON               (Signed) PIERRE RAYMOND
               Director                                Director


                                     2.1-35

                Offices of the Depositary, Montreal Trust Company

                                     By Mail

                             Stock Transfer Services
                           1800 McGill College Avenue
                                    6th Floor
                                Montreal, Quebec
                                     H3A 3K9


                   By Hand, Courier or Facsimile Transmission

         Montreal                  Vancouver                   Toronto

 Stock Transfer Services     Stock Transfer Services     Stock Transfer Services
1800 McGill College Avenue     510 Burrard Street         151 Front Street West
        6th Floor                   2nd Floor                   8th Floor
     Montreal, Quebec          Vancouver, British           Toronto, Ontario
         H3A 3K9                    Columbia                     M5J 2N1
                                     V6C 3B9
   Tel: (514) 982-7555         Tel: (604) 661-0222         Tel: (416) 981-9596
   Fax: (514) 982-7347         Fax: (604) 661-9480         Fax: (416) 981-9600


                             The Dealer Manager is:

                               TD Securities Inc.

                               55 King Street West
                                    7th Floor
                                   P.O. Box 1
                           Toronto Dominion Bank Tower
                             Toronto-Dominion Centre
                                Toronto, Ontario
                                     M5K 1A2

                               Tel: (416)982-2865
                               Fax: (416)982-4410

     Any questions and requests for assistance may be directed by Shareholders to the Dealer Manager or the Depositary at their telephone numbers and locations set out above.
                                      2.1-36